Exhibit 99.6

November 13, 2014

Bank of China Limited

Bank of China (Hong Kong) Limited

BOCI Asia Limited

The Hongkong and Shanghai Banking Corporation Limited
RBC Capital Markets (Hong Kong) Ltd

Industrial and Commercial Bank of China Limited

(collectively, the “Underwriters”)

Minister of Finance Parliament Buildings Victoria, British Columbia Canada V8V 1X4

c/o The Hongkong and Shanghai Banking Corporation Limited

1 Queen’s Road Central

Hong Kong SAR, China

Re:                   Issue on November 13, 2014 by the Province of British Columbia (the “Province”) of CNY 3,000,000,000 aggregate principal amount of its 2.85% Bonds, Series BCCNY-2, due November 13, 2016 (the “Bonds”)

We have acted as counsel for the Province in connection with the issue and sale of the Bonds by the Province pursuant to an underwriting agreement dated as of October 28, 2014 (the “Underwriting Agreement”) between the Province and the Underwriters.

For the purposes of this opinion, we have examined original, photostatic, facsimile, electronic or certified copies of the following:

(a)                                 the Underwriting Agreement;

(b)                                 Registration Statement No. 333-182088 filed with the Securities and Exchange Commission (the “Registration Statement”);

(c)                                  the “Time of Sale Information” and the “Final Prospectus” as those terms are defined in the Underwriting Agreement (which terms will bear the same meaning in this opinion as in the Underwriting Agreement);

(d)                                 a fiscal agency agreement dated as of November 13, 2014 (the “Fiscal Agency Agreement”) among the Province, The Bank of New York Mellon (the “Fiscal Agent”), and The Bank of New York Mellon (Luxembourg), S.A. (the “Luxembourg Paying Agent”), in which the Province, in relation to the Bonds, appoints the Fiscal Agent as fiscal agent, registrar, transfer agent and principal paying agent and the Luxembourg Paying Agent as paying agent in Luxembourg;

(e)                                  a certificate dated November 13, 2014 signed by the Executive Director, Debt Management Branch, Provincial Treasury, Ministry of Finance, as to the amendments to, and the full force and effect of, the Financial Administration Act, RSBC 1996, c. 138, updated to August 3, 2012, as amended by

(i)                                              section 55 of the Advanced Education Statutes Amendment Act, 2011, Statutes of British Columbia 2012, Chapter 7,

(ii)                                           sections 74 and 75 of the Provincial Sales Tax Transitional Provisions and Amendments Act, 2013, Statutes of British Columbia 2013, Chapter 1, and

(iii)                                        section 38 of the Limitation Act, Statutes of British Columbia 2012, Chapter 13

(collectively, the “FAA”);

(f)                                   Order in Council No. 233 of the Lieutenant Governor in Council of the Province of British Columbia, approved and ordered on April 19, 2012, as amended by Order in Council No. 282 of the Lieutenant Governor in Council of the Province of British Columbia, approved and ordered on May 23, 2014 (the “Authorizing Order”) made pursuant to the FAA;

(g)                                  a certificate dated November 13, 2014 signed by the Deputy Minister of Finance as to:

(i)                                            any amendments to and the full force and effect of the FAA and the Authorizing Order,

(ii)                                         the borrowings pursuant to the Authorizing Order,

(iii)                                      the appointment and qualification of certain officers of the Province and verification of their genuine signatures,

(iv)                                     the existence of necessary approvals for the indemnities by the Province in the Underwriting Agreement and the Fiscal Agency Agreement,

(v)                                        the determination of the terms and conditions of the Bonds, and

(vi)                                     the appointment of the Fiscal Agent as fiscal agent, registrar, transfer agent and principal paying agent for the Bonds and the appointment of the Luxembourg Paying Agent as paying agent in Luxembourg for the Bonds;

(h)                                 a certificate dated November 13, 2014 signed by the Deputy Minister of Finance as to those matters referred to in section 9(b) and (g) of the Underwriting Agreement;

(i)                                     a letter dated November 6, 2014 from the Province addressed to the Fiscal Agent providing for authentication, registration and delivery of the Bonds (the “Fiscal Agent Instruction Letter”);

(j)                                a certificate dated November 13, 2014 executed on behalf of the Fiscal Agent as to the authorization of the Fiscal Agent to enter into and act as fiscal agent, registrar, transfer agent and principal paying agent for the Bonds under the Fiscal Agency Agreement and appointing persons authorized to execute documents and authenticate the Bonds on its behalf;

(k)                                 a global bond certificate representing the Bonds bearing number 0001 in the principal amount of CNY 3,000,000,000 registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as common depositary (the “Common Depositary”) for Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V., in the form attached as Exhibit 1 to the Fiscal Agency Agreement (the “Global Bond”), signed and countersigned by persons authorized to do so under the FAA and the Authorizing Order, and authenticated by an authorized signatory of the Fiscal Agent; and

(l)                                     such other documents and matters of law as we have considered necessary or appropriate for the purposes of this opinion.

In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, facsimile, electronic or certified copies.

For the purposes of this opinion, we have assumed that the Underwriting Agreement and the Fiscal Agency Agreement are within the capacities and powers of, and have been validly authorized, executed and delivered by, the parties to those agreements, other than the Province, and that those other parties have obtained any regulatory approvals applicable to them.  We have also assumed that, insofar as any obligations or other actions are to be performed or taken in jurisdictions outside British Columbia, those obligations or actions will not be unlawful or ineffective by virtue of the laws of those jurisdictions.

This opinion is limited to matters of British Columbia law and federal law of Canada applicable in British Columbia.

We have not been asked to comment on, and express no opinion as to, the financial statements and other financial and statistical information contained in the Registration Statement, the Time of Sale Information and the Final Prospectus.

Based and relying on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that under the laws of British Columbia and the federal laws of Canada applicable in British Columbia:

1.                                      The Province has full power and authority to execute and deliver the Underwriting Agreement and to issue and sell the Bonds.

2.                                      The Underwriting Agreement and the Fiscal Agency Agreement have been duly authorized, executed and delivered by the Province and each is a valid and legally binding agreement of the Province, except as rights to indemnity and contribution thereunder may be limited under applicable law.

3.                                      The Global Bond has been duly authorized, executed and issued by the Province and duly authenticated by the Fiscal Agent in accordance with the provisions of the Underwriting Agreement and the Fiscal Agency Agreement and in accordance with the laws of British Columbia, the federal laws of Canada applicable in British Columbia and the Authorizing Order.  Upon the Global Bond having been delivered to the custodian for the Common Depositary in accordance with the Fiscal Agency Agreement and the Fiscal Agent Instruction Letter, and payment for the Bonds having been made to the Province in accordance with the Underwriting Agreement, the Global Bond will constitute a valid, legally binding, direct and unconditional general obligation of the Province in accordance with its terms and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Province outstanding on the date of issue of the Bonds.

4.                                      All authorizations, approvals, consents, orders and waivers required under the laws of British Columbia and the federal laws of Canada applicable in British Columbia to permit the execution and delivery of the Underwriting Agreement and the Fiscal Agency Agreement, the issuance of the Bonds and the performance by the Province of its obligations thereunder have been obtained and are in full force and effect.

5.                                      Proceedings may be brought against the Province in the Supreme Court of British Columbia and no applicable law requires the consent of any public official or authority for proceedings to be brought or judgment to be obtained against the Province arising out of or relating to obligations under the Bonds, nor is any immunity from jurisdiction available to the Province in any proceedings in the Supreme Court of British Columbia brought in accordance with the Crown Proceeding Act (British Columbia) and within applicable limitation periods, whether or not a party to the proceedings or the holder of a Bond is resident within British Columbia or is a citizen of Canada.

6.                                      The statements in the Time of Sale Information and the Final Prospectus under the caption “Description of Bonds”, insofar as such statements constitute a summary of the documents referred to therein, are accurate in all material respects, subject to the qualifications stated therein.

7.                                      The statements in the Time of Sale Information and the Final Prospectus under the caption “Tax Matters—Canadian Taxation”, to the extent that they constitute summaries of legal matters referred to therein, fairly summarize in all material respects the legal matters referred to therein insofar as such legal matters apply to the Bonds.

Although we are not passing upon and assume no responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Time of Sale Information and the Final Prospectus, as amended or supplemented, based upon our participation in conferences with representatives of the Province at which the contents of the Registration Statement, the Time of Sale Information and the Final Prospectus and related matters were discussed, no facts have come to our attention which lead us to believe: (A) that the Registration Statement (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), at the time each part became effective or on the date of the Underwriting Agreement, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (B) that the Time of Sale Information (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), as of the “Time of Sale” (as defined in the Underwriting Agreement), contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (C) that the Final Prospectus (other than the financial statements and other financial or statistical data contained therein or omitted therefrom, as to which we have not been requested to comment), as of its date or the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. A material fact (as defined in the Securities Act (British Columbia)) in relation to the offering of the Bonds by the Province means a fact that would reasonably be expected to have a significant effect on the market price or value of the Bonds.  We are not qualified to judge the impact which any facts may have in the securities marketplace.  Our comment to the effect set out above concerning the materiality of facts which have come to our attention is based on our experience in practicing securities law and on the meaning of the term “material fact” as stated above, and should not be interpreted as an opinion or expert comment about financial acts or the impact of any facts on market prices or values of securities.

This opinion is subject to the following qualifications:

(i)                                     claims under the Underwriting Agreement, the Fiscal Agency Agreement or the Bonds may become barred under the Limitation Act (British Columbia) or may be or become subject to defences of set-off or counterclaim;

(ii)                                  the enforceability of any particular provision of the Underwriting Agreement, the Fiscal Agency Agreement or the Bonds is subject to general principles of equity;

(iii)                               the remedies of injunction and specific performance are not available against the Province under the Crown Proceeding Act (British Columbia);

(iv)                              determinations, certificates, notifications, opinions, calculations or requests made by the Province, the Underwriters or the Fiscal Agent under the Underwriting Agreement, the Fiscal Agency Agreement or the Bonds, as the case may be, pursuant to any discretion therein conferred may not be enforceable or conclusive if shown to have an unreasonable or arbitrary basis or if there is manifest error;

(v)                                 an order obtained in proceedings against the Province in the Supreme Court of British Columbia may not, by virtue of the Crown Proceeding Act (British Columbia), be enforced by execution, attachment or process of that nature, but the Crown Proceeding Act (British Columbia) does provide that if such an order for the payment of money is made, the proper officer of the court must, on application, issue a certificate stating the amount payable, and the Minister of Finance must (subject to the court or an appellate court directing that payment be suspended pending an appeal or otherwise) pay out of the Consolidated Revenue Fund of British Columbia to the person entitled, or to that person’s order, the amount appearing by the certificate to be due, together with the interest, if any, lawfully due;

(vi)                              where obligations are to be performed in a jurisdiction outside British Columbia, they may not be enforceable in British Columbia to the extent that performance would be illegal under the laws of the other jurisdiction;

(vii)                           a British Columbia court will not ordinarily enforce a foreign judgment which is not final and conclusive, which is found to have been obtained by fraud or in a manner contrary to natural justice, which relates to a matter previously adjudicated by a British Columbia court or involving the enforcement of foreign penal or revenue laws, which is rendered by a foreign court which the British Columbia court does not recognize as having jurisdiction over the party against whom judgment was rendered, or where the enforcement is otherwise found to be contrary to public policy;

(viii)                        an award of costs of litigation brought before a British Columbia court is in the discretion of the court notwithstanding any contrary provisions contained in any agreement;

(ix)                              the Currency Act (Canada) precludes a court in Canada from giving a judgment in any currency other than Canadian currency, but Section 7(c) of the Fiscal Agency Agreement contains an indemnity by the Province applicable to any loss or damage which arises out of the payment in Canadian currency pursuant to the judgment of a court, of an amount which under the Fiscal Agency Agreement or the Bonds is expressed to be payable in a currency other than Canadian currency; and

(x)                                 the Foreign Money Claims Act (British Columbia) provides that if a court considers that a person in whose favour an order for the payment of money is to be made will be most truly and exactly compensated if all or part of the money payable under the order is measured in a currency other than Canadian currency, the court shall order that the money payable under the order will be that amount of Canadian currency that is necessary to purchase the equivalent amount of the other currency at a chartered bank in British Columbia at the close of business on the conversion date.  The Act defines conversion date, in effect, as the last day before the day on which a payment under the order is made that the relevant chartered bank quotes a Canadian dollar equivalent to the other currency.  The Act and the Foreign Money Claims Regulation made under it also provide, in effect, that, subject to the discretion of the court, interest payable after the date of an order to which the Act applies shall accrue at the applicable foreign prime rate (as described in the Regulation) until payment.

This opinion is rendered solely to you in connection with this issue of Bonds. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent, except that Shearman & Sterling LLP and the Fiscal Agent (in its capacity as fiscal agent, registrar, transfer agent and principal paying agent for the Bonds) are entitled to rely on this opinion as if it were addressed to them.

We consent to the inclusion of this opinion in a Form 18-K/A amendment to the Province’s Annual Report on Form 18-K for the year ended March 31, 2014, which Annual Report is incorporated by reference into the Registration Statement.

This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise the Underwriters, Shearman & Sterling LLP, or the Fiscal Agent of any changes in the law or fact affecting or bearing upon this opinion occurring after the date hereof which come, or are brought, to our attention.

Yours very truly,

/s/ Michael Shepherd

Michael Shepherd, QC
Senior Legal Counsel
Legal Services Branch
Ministry of Justice
Province of British Columbia

SCHEDULE OF EXPENSES

It is estimated that the expenses of the Province of British Columbia in connection with the sale of Bonds will be as follows:

Securities and Exchange Commission Fee	$17,000
Listing Fees and Expenses	15,000
Printing Expenses	18,000
Fiscal Agent Fees and Expenses	15,000
Legal Fees and Expenses	50,000
Underwriters Fees and Expenses	134,000
TOTAL	$249,000